Exhibit 14.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Trustees of Federated Municipal Securities Income Trust and Shareholders of Federated Vermont Municipal Income Fund

We consent to the use of our report dated October 24, 2006 for Federated Vermont Municipal Income Fund incorporated herein by reference and to the references to our firm under the caption "Financial Highlights".

/s/ KPMG LLP

Boston, Massachusetts
May 29, 2007